Investment Company Act File No. 811-05742

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

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BlackRock FundsSM

(Name of Registrant as Specified in Its Charter)

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BlackRock FundsSM

BlackRock Multi-Manager Alternative Strategies Fund

(the “Fund”)

INFORMATION STATEMENT

February 23, 2016

Dear Shareholder,

BlackRock Advisors, LLC, the Fund’s investment adviser (“BlackRock”), selects investment managers (“Sub-Advisers”) for the Fund, a series of BlackRock FundsSM (the “Trust”), subject to approval of the board of trustees of the Trust (the “Board”). We are pleased to inform you that, at the recommendation of BlackRock, the Board has appointed Pine River Capital Management L.P. (“Pine River”) and Marathon Asset Management, LP (“Marathon”) to each serve as a new, additional Sub-Adviser to the Fund and has approved the sub-advisory agreement between BlackRock and Pine River (the “Pine River Sub-Advisory Agreement”) and the sub-advisory agreement between BlackRock and Marathon (the “Marathon Sub-Advisory Agreement,” collectively with the Pine River Sub-Advisory Agreement, the “Sub-Advisory Agreements”). Benefit Street Partners, LLC, Ionic Capital Management LLC, LibreMax Capital, LLC and QMS Capital Management LP continue to serve as the Fund’s other Sub-Advisers. Each Sub-Adviser is approved to manage a portion of the Fund’s portfolio (which may change over time) as allocated by BlackRock and overseen by the Board, with each Sub-Adviser employing different investment strategies.

Please note that this appointment does not require a shareholder vote. Therefore, we are not asking you for a proxy, and you are requested not to send us a proxy. The purpose of this document is to provide you with additional information about these changes that we are required to make available to you.

BlackRock FundsSM

BlackRock Multi-Manager Alternative Strategies Fund

(the “Fund”)

Background

Subject to the ultimate responsibility of the Board, BlackRock has the responsibility to oversee the Fund’s Sub-Advisers and to recommend their hiring, termination and replacement. BlackRock and the Fund have obtained an exemptive order from the Securities and Exchange Commission (the “SEC”) that permits BlackRock, with respect to the Fund, to appoint and replace Sub-Advisers, and enter into, amend and terminate sub-advisory agreements with Sub-Advisers, subject to Board approval but without shareholder approval (the “Manager of Managers Structure”). The use of the Manager of Managers Structure with respect to the Fund is subject to certain conditions set forth in the SEC exemptive order, including conditions designed to ensure that shareholder interests are adequately protected through Board oversight.

Pine River is an SEC registered investment adviser that provides investment management services to private funds established by Pine River, to private funds or accounts established by third parties, and to other legal entities, including a publicly-listed real estate investment trust. Marathon is also an SEC registered investment adviser that provides investment management services to privately offered pooled investment vehicles and managed accounts.

At an in-person meeting and pursuant to BlackRock’s recommendation, the Board approved each of Pine River and Marathon as a new Sub-Adviser for the Fund and approved the Sub-Advisory Agreements. The Board determined to initially approve the Sub-Advisory Agreements after a thorough analysis of the proposed services to be provided by Pine River and Marathon, respectively. The material factors considered by the Board in approving the Sub-Advisory Agreements are set forth under “Board’s Considerations” below.

Investment Strategies of Pine River and Marathon

BlackRock has allocated a portion of the Fund’s assets employing “Fundamental Long/Short Strategies” to each of Pine River and Marathon.

Fundamental Long/Short Strategies involve buying or selling securities believed to be overpriced or underpriced relative to their potential value. Investment strategies within the fundamental long/short discipline include long and short equity- or credit-based strategies that emphasize a fundamental valuation framework and equity active value strategies where an active role is taken to enhance corporate value. Long/short strategies typically involve buying securities, groups of securities, or overall markets (called “going long”) with the expectation that they will increase in value while simultaneously selling others (called “going short”) with the expectation that they will decrease in value. These strategies are often categorized by the proportion of the total portfolio held long vs. held short. When the majority of the portfolio is held long, the portfolio is characterized as “net long.” When the majority of the portfolio is held short, the portfolio is characterized as “net short.” When the long and short positions are relatively balanced, the portfolio is characterized as “market-neutral.” Fundamental long/short managers typically employ fundamental analysis, which evaluates the underlying determinants that affect the price of securities. Many investment strategies within the fundamental long/short discipline incorporate elements of both fundamental and technical analysis. The actual research process can be based on a bottom-up approach that first examines the factors affecting a single company or marketplace or a top-down approach that first analyzes the macroeconomic trends affecting a market or industry.

New Sub-Advisory Agreements

Pursuant to the Sub-Advisory Agreements and subject to the supervision and direction of the Board and direction and oversight of BlackRock, Pine River and Marathon each will, with respect to the assets which BlackRock allocates to Pine River and Marathon, respectively (each the “Managed Portion”), provide the Fund with investment research, advice and supervision and furnish a continuous investment program for and manage the investment and reinvestment of the Managed Portion. Pine River and Marathon each will determine in its discretion the securities, cash and other financial instruments to be purchased, retained or sold for its respective Managed Portion within the parameters of the investment objective, policies, restrictions and guidelines applicable to such Managed Portion as provided by BlackRock, the provisions of the Sub-Advisory Agreements, all applicable laws, rules and regulations and the Fund’s registration statement on Form N-1A under the Investment Company Act of 1940, as amended (the “1940 Act”).

For the services provided and the expenses assumed by Pine River and Marathon pursuant to the Sub-Advisory Agreements, BlackRock, not the Fund, will pay to each of Pine River and Marathon a fee, computed daily and payable monthly, in arrears, at an annual rate of the average daily net assets of its respective Managed Portion.

Unless terminated sooner as provided below, each Sub-Advisory Agreement will continue in effect for two years from its respective date of execution. Thereafter, if not terminated, each Sub-Advisory Agreement will continue automatically for successive periods of twelve months each, provided that such continuance is specifically approved at least annually (i) by the vote of a majority of the trustees of the Board (“Trustees”) who are not parties to the Sub-Advisory Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by either the vote of (A) the Board or (B) a majority of the outstanding voting securities of the Fund (within the meaning of the 1940 Act); provided further, that if the shareholders fail to approve a Sub-Advisory Agreement, the Sub-Adviser may continue to serve in the manner and to the extent permitted by the 1940 Act and the rules and regulations thereunder.

Notwithstanding the foregoing, each Sub-Advisory Agreement may be terminated at any time, without the payment of any penalty, by vote of a majority of the Board or by a vote of a majority of the outstanding voting securities of the Fund. Each Sub-Advisory Agreement may also be terminated, without the payment of any penalty, by BlackRock: (i) upon 60 days’ written notice to the Sub-Adviser; (ii) immediately upon material breach by the Sub-Adviser of any of the representations, warranties and agreements set forth in the Sub-Advisory Agreement; or (iii) immediately if, in the reasonable judgment of BlackRock, the Sub-Adviser becomes unable to discharge its duties and obligations under the Sub-Advisory Agreement including, without limitation, circumstances such as financial insolvency. A Sub-Adviser may terminate the respective Sub-Advisory Agreement at any time, without the payment of any penalty, on 90 days’ written notice to BlackRock and the Trust. Each Sub-Advisory Agreement will terminate automatically in the event of its assignment or upon termination of the investment advisory agreement by and between the Trust and BlackRock, as it relates to the Fund (the “Investment Advisory Agreement”).

BlackRock and the Fund have obtained an exemptive order from the SEC that permits BlackRock, with respect to the Fund, to appoint and replace Sub-Advisers, and enter into, amend and terminate sub-advisory agreements with Sub-Advisers, subject to Board approval but without shareholder approval. The use of the Manager of Managers Structure with respect to the Fund is subject to certain conditions set forth in the SEC exemptive order. See “SEC Exemptive Order” below.

Board’s Considerations

The Fund is an investment portfolio of the Trust that commenced investment operations on August 7, 2014. The Fund employs a Manager of Managers Structure, whereby BlackRock is responsible for selecting Sub-Advisers (subject to Board approval), allocating the Fund’s assets among them, and overseeing their day-to-day management of Fund assets. Upon the recommendation of BlackRock, at an in-person meeting (the “Meeting”), the Trustees, including all of the Trustees present who are not parties to the Investment Advisory Agreement or any sub-advisory agreement or “interested persons” (as defined in the 1940 Act) of any party thereto (the “Independent Trustees”) approved the Sub-Advisory Agreement between BlackRock and Pine River and the Sub-Advisory Agreement between BlackRock and Marathon.

Board Considerations in Approving the Agreements:  Pursuant to the 1940 Act, the Board is required to consider the initial approval of each Sub-Advisory Agreement. Prior to the Meeting, the Board received materials relating to its consideration of each Sub-Advisory Agreement. The Board, including the Independent Trustees, reviewed the nature, extent and quality of services to be provided by each Sub-Adviser, including the investment advisory services to be provided to the Fund. The Board received information concerning the investment philosophy and investment process to be used by each Sub-Adviser in managing the Fund, as well as a description of the capabilities, personnel and services of the Sub-Adviser. The Board also received information concerning BlackRock’s process for selecting and overseeing sub-advisors and was informed that BlackRock had performed due diligence on each Sub-Adviser, including a review of portfolio compliance systems and capabilities.

In determining to approve each Sub-Advisory Agreement, the Board met with the relevant investment advisory personnel from BlackRock and considered all information it deemed reasonably necessary to evaluate the terms of the Sub-Advisory Agreement. The Board considered all factors it believed relevant with respect to its consideration of each Sub-Advisory Agreement, including, among other factors: (a) the history of the Sub-Adviser; (b) the investment performance of the portfolio management of the Sub-Adviser; (c) possible alternatives to the proposed Sub-Advisory Agreement; (d) the fees to be paid pursuant to the Sub-Advisory Agreement; (e) BlackRock’s compliance and operational oversight of the Fund and the Sub-Adviser; and (f) other factors deemed relevant by the Trustees.

Conclusions:  Following discussion, all of the Trustees present at the Meeting, including all of the Independent Trustees present at the Meeting, approved the Sub-Advisory Agreement between BlackRock and Pine River and the Sub-Advisory Agreement between BlackRock and Marathon each with respect to the Fund for a two-year term beginning on the effective date of such Sub-Advisory Agreement. Based upon its evaluation of all of the aforementioned factors in their totality, the Board, including the Independent Trustees, was satisfied that the terms of the Sub-Advisory Agreements were fair and reasonable and in the best interest of the Fund and its shareholders. In arriving at its decision to approve the Sub-Advisory Agreements, the Board did not identify any single factor or group of factors as all-important or controlling, but considered all factors together, and different Trustees may have attributed different weights to the various factors considered. The Independent Trustees were also assisted by the advice of independent legal counsel in making this determination.

SEC Exemptive Order

BlackRock and the Fund have obtained an exemptive order from the SEC that permits BlackRock, with respect to the Fund, to appoint and replace Covered Sub-Advisers (as defined below), and enter into, amend and terminate sub-advisory agreements with Covered Sub-Advisers, subject to Board approval but without shareholder approval. The use of the Manager of Managers Structure with respect to the Fund is subject to certain conditions set forth in the SEC exemptive order. The term “Covered Sub-Advisers” means any Sub-Adviser that is (i) an indirect or direct wholly-owned subsidiary (within the meaning of the 1940 Act) of BlackRock, (ii) a sister company of BlackRock that is an indirect or direct wholly-owned subsidiary (within the meaning of the 1940 Act) of the same company that, indirectly or directly, wholly owns BlackRock or (iii) not an affiliated person (within the meaning of the 1940 Act other than solely as a result of its service as a sub-adviser to the Fund) of the Fund or BlackRock. The exemptive order generally requires that shareholders of the Fund be notified of the hiring of a Covered Sub-Adviser within 90 days of such hiring, and that the Fund make available to shareholders information similar to that which would have been included in a proxy statement to shareholders.

Additional Information About BlackRock and the Fund’s Other Service Providers

BlackRock, a Delaware limited liability company and a registered investment adviser, was organized in 1994 to perform advisory services for investment companies. BlackRock serves as both the investment adviser and the administrator for the Fund. BlackRock is an indirect, wholly owned subsidiary of BlackRock, Inc. BlackRock’s current business address is 100 Bellevue Parkway, Wilmington, Delaware 19809. BlackRock, Inc.’s current business address is 55 East 52nd Street, New York, New York 10055. As of December 31, 2015, BlackRock and its affiliates had approximately $4.645 trillion in investment company and other portfolio assets under management.

BlackRock Investments, LLC, located at 40 East 52nd Street, New York, New York 10022, serves as the sole distributor of shares of the Fund. BlackRock Investments, LLC is an affiliate of BlackRock.

BNY Mellon Investment Servicing (US) Inc. (“BNY MIS”), located at 301 Bellevue Parkway, Wilmington, Delaware 19809, serves as the transfer and dividend disbursement agent for the Fund. BNY MIS also serves as the Fund’s accounting services provider.

The Bank of New York Mellon, located at One Wall Street, New York, New York 10286, serves as the custodian for the Fund.

Additional Information About Pine River

Pine River is an SEC registered investment adviser located at 601 Carlson Parkway, 7th Floor, Minnetonka, Minnesota 55305. Pine River provides investment management services to private funds established by Pine River, to private funds or accounts established by third parties, and to other legal entities, including a publicly-listed real estate investment trust. As of December 31, 2015, Pine River managed approximately $13.9 billion in assets.

The principal executive officers of Pine River, as of the date of this document, are set forth below. The business address of each individual is that of Pine River’s principal offices as stated above.

Name	Position with Pine River
Brian Taylor	Chief Executive Officer and Co-Chief Investment Officer
Jeff Stolt	Chief Financial Officer*
Tim O’Brien	General Counsel and Co-Chief Operating Officer
James Clark	Co-Chief Investment Officer
Nick Nusbaum	Chief Financial Officer**
*	Mr. Stolt is retiring effective March 31, 2016.
**	Effective March 31, 2016.

Pine River currently acts as a sub-adviser to registered investment companies having similar investment objectives to those of the Fund. The table below sets forth certain information with respect to these funds.

Fund Name	Approximate Net Assets of Fund*	Sub-Advisory Fee
American Beacon Grosvenor Long/Short Fund	$16.6 million	1.00%
Aurora Horizons Fund	$108.5 million	1.00%
BMO Alternative Strategies Fund	$104.1 million	1.00%
Dreyfus Select Managers Long/Short Fund	$349.2 million	1.00%
Wells Fargo Alternative Strategies Fund	$254.7 million	1.00%
*	Reflects net assets of entire fund as of December 31, 2015.

Additional Information About Marathon

Marathon is an SEC registered investment adviser located at One Bryant Park, 38th Floor, New York, New York 10036. Marathon provides investment management services to privately offered pooled investment vehicles and managed accounts. The general partner of Marathon is Marathon Asset Management GP, LLC. As of December 31, 2015, Marathon managed approximately $13 billion in assets.

The principal executive officers of Marathon, as of the date of this document, are set forth below. The business address of each individual is that of Marathon’s principal offices as stated above.

Name	Position with Marathon
Bruce Richards	Chief Executive Officer
Louis Hanover	Chief Investment Officer
Andrew Rabinowitz	Chief Operating Officer
Christine Chartouni	Chief Compliance Officer
Scot Pasquale	Chief Financial Officer
Jamie Raboy	Chief Risk Officer

Marathon currently does not act as an adviser or sub-adviser to registered investment companies having similar investment objectives to those of the Fund.

Ownership of the Fund

As of February 19, 2016, to the knowledge of the Trust, the following entities owned of record or beneficially 5% or more of a class of the Fund’s shares:

Name	Address	Percentage	Class
National Financial Services LLC	499 Washington Boulevard Jersey City, NJ 07310	66.80%	Investor A Shares
Morgan Stanley & Co.	Harborside Financial Center Plaza II Jersey City, NJ 07311	14.57%	Investor A Shares
Pershing LLC	1 Pershing Plaza Jersey City, NJ 07399	5.78%	Investor A Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated	4800 Deer Lake Drive East Jacksonville, FL 32246	5.67%	Investor A Shares
Morgan Stanley & Co.	Harborside Financial Center Plaza II Jersey City, NJ 07311	62.54%	Investor C Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated	4800 Deer Lake Drive East Jacksonville, FL 32246	16.08%	Investor C Shares
BlackRock Holdco 2, Inc.	40 East 52nd Street New York, NY 10022	13.85%	Investor C Shares
BlackRock Holdco 2, Inc.	40 East 52nd Street New York, NY 10022	96.50%	Institutional Shares

Reports to Shareholders

The Fund’s annual and semi-annual reports are available free upon request. Shareholders may obtain a copy of either report by calling 1-800-441-7762 between 8:00 a.m. to 6:00 p.m. Eastern time on any business day. You may also access and download these reports at the Fund’s website: www.blackrock.com/prospectus.

If you have any questions, please contact your investment professional or authorized dealer.

February 23, 2016

100 Bellevue Parkway

Wilmington, Delaware 19809

BlackRock FundsSM

BlackRock Multi-Manager Alternative Strategies Fund

(the “Fund”)

100 Bellevue Parkway

Wilmington, Delaware 19809

IMPORTANT NOTICE OF INTERNET AVAILABILITY OF INFORMATION STATEMENT

February 23, 2016

This communication presents only an overview of the more complete Information Statement that is available to you on the Internet relating to BlackRock Multi-Manager Alternative Strategies Fund (the “Fund”), a series of BlackRock FundsSM (the “Trust”). We encourage you to access and review all of the important information contained in the Information Statement.

BlackRock Advisors, LLC, the Fund’s investment adviser (“BlackRock”), selects investment managers (“Sub-Advisers”) for the Fund, subject to approval of the board of trustees of the Trust (the “Board”). We are pleased to inform you that, at the recommendation of BlackRock, the Board has appointed Pine River Capital Management L.P. (“Pine River”) and Marathon Asset Management, LP (“Marathon”) to each serve as a new, additional Sub-Adviser to the Fund and has approved the sub-advisory agreement between BlackRock and Pine River (the “Pine River Sub-Advisory Agreement”) and the sub-advisory agreement between BlackRock and Marathon (the “Marathon Sub-Advisory Agreement,” collectively with the Pine River Sub-Advisory Agreement, the “Sub-Advisory Agreements”). Benefit Street Partners, LLC, Ionic Capital Management LLC, LibreMax Capital, LLC and QMS Capital Management LP continue to serve as the Fund’s other Sub-Advisers. Each Sub-Adviser is approved to manage a portion of the Fund’s portfolio (which may change over time) as allocated by BlackRock and overseen by the Board, with each Sub-Adviser employing different investment strategies.

Additional information about BlackRock, Pine River, Marathon, the Sub-Advisory Agreements, and the Board’s approval of the Sub-Advisory Agreements is contained in the Information Statement.

Please note that, in reliance on exemptive relief obtained by BlackRock and the Trust from the Securities and Exchange Commission, the hiring of Pine River and Marathon on the Fund’s behalf does not require a shareholder vote. Therefore, we are not asking you for a proxy, and you are requested not to send us a proxy.

This Notice of Internet Availability of the Information Statement is being mailed on or about February 23, 2016. The full Information Statement will be available for printing on the Fund’s website at www.blackrock.com/prospectus until at least 90 days from the date of this Notice and the Information Statement. A paper or email copy of the full Information Statement may be obtained, without charge, by contacting the Fund at 1-800-441-7762 between 8:00 a.m. to 6:00 p.m. Eastern time on any business day. If you would like to receive a paper or e-mail copy of the full Information Statement, you must request one. If you have any questions about this Notice, please contact your financial advisor (if applicable) or contact the Fund at the appropriate phone number provided above.

Please Note:  If (i) you are a member of a household in which multiple shareholders of the Fund share the same address, (ii) your shares are held in “street name” and (iii) your broker or bank has received consent to household material, then your broker or bank may have sent to your household only one copy of this Notice of Internet Availability of Information Statement unless your broker or bank previously received contrary instructions from a shareholder in your household. If you are part of a household that has received only one copy of this Notice of Internet Availability of Information Statement, the Fund will deliver promptly a separate copy of this Notice of Internet Availability of Information Statement to you upon written or oral request. To receive a separate copy of this Notice of Internet Availability of Information Statement, please contact the Fund by calling 1-800-441-7762 between 8:00 a.m. to 6:00 p.m. Eastern time on any business day. If your shares are held with certain banks, trust companies, brokers, dealers, investment advisers and other financial intermediaries (each, an “Authorized Institution”) and you would like to receive a separate copy of future notices of internet availability of information statements, prospectuses or annual reports or you are now receiving multiple copies of these documents and would like to receive a single copy in the future, please contact your Authorized Institution.